Exhibit 99.1

Dataram Announces Increase in Revenue for Fiscal Third Quarter 2015

PRINCETON, N.J. March 23, 2015— Dataram Corporation (NASDAQ: DRAM) on Friday, March 20th reported its financial results for the three and nine months ended January 31, 2015. Revenues for the three and nine months ended January 31, 2015 were $8.1 million and $22.7 million, respectively, which compares to $7.6 million and $22.4 million for the comparable prior year periods. The Company incurred a net loss for the three months ended January 31, 2015 of $668,000 which is a decrease of 21% over the same period in the previous year. The Net loss per share for the three and nine months ended January 31, 2015 included non-cash preferred stock dividends of $1.6 million.

“Dataram is continuing to aggressively transform, executing against our strategic priorities of cost reduction and sales expansion. We implemented more than $2.3M in net annual operating cost reductions in the last 90 days” said David A. Moylan, Chairman and Chief Executive Officer of Dataram, “and are also taking bold steps forward across all areas of our business to profitably deliver existing solutions and introduce new solutions to our customers, and extend our leadership in the technology sector.”

“We are disciplined in our approach to using financial and operational excellence to improve performance, and intend to make focused investments that drive meaningful growth for the business while increasing capital return to shareholders,” said Anthony Lougee, Chief Accounting Officer.

“We are seeing a very positive response to our transformation from both existing customers and potential new customers.” said Phil Marino, Dataram’s VP Global Sales. “They recognize the Dataram brand as well as our reputation and are enthusiastic to engage with us to benefit from the unique product and service value we bring to the memory business.”

ABOUT DATARAM CORPORATION

Dataram is a leading independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstation, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram’s memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram, visit www.dataram.com.

# # #

All names are trademarks or registered trademarks of their respective owners.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control. The Company does not assume any obligations to update any of these forward-looking statements.

***** Financial Tables Follow *****

DATARAM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014

Revenues	$8,051	$7,641	$22,655	$22,418

Costs and expenses:
Cost of sales	6,846	6,223	19,194	17,870
Engineering and development	258	304	940	923
Selling, general and administrative	1,532	1,864	4,834	5,415
Stock-based compensation expense*	5	5	14	43
Capitalized software cost	—	—	(365)	—
Intangible asset amortization*	—	41	—	122
Gain on asset disposal	—	(18)	—	(121)
	8,641	8,419	24,617	24,252

Loss from operations	(590)	(778)	(1,962)	(1,834)

Other expense	(78)	(69)	(970)	(233)

Loss before income taxes	(668)	(847)	(2,932)	(2,067)

Income tax expense	—	—	3	—

Net loss	$(668)	$(847)	$(2,935)	$(2,067)
Less preferred stock dividends	1,628	—	1,628	—
Net loss allocated to common shareholders	$(2,296)	$(847)	$(4,563)	$(2,067)

Net loss per share:
Basic	$(0.90)	$(0.40)	$(1.85)	$(1.08)
Diluted	$(0.90)	$(0.40)	$(1.85)	$(1.08)

Weighted average number of shares outstanding:
Basic	2,565	2,105	2,462	1,920
Diluted	2,565	2,105	2,462	1,920

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31, 2015	April 30, 2014

ASSETS
Current assets
Cash and cash equivalents	$446	$258
Accounts receivable, net	2,866	3,663
Inventories	2,268	2,291
Other current assets	207	7
Total current assets	5,787	6,219

Property and equipment, net	162	219

Other assets	49	51

Capitalized software development cost	365	—

Goodwill	1,083	1,083

Total assets	$7,446	$7,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$2,461	$2,970
Accounts payable	1,274	1,438
Accrued liabilities	252	929
Convertible notes payable, net of discount	600	—
Convertible notes payable related parties, net of discount	150	—
Total current liabilities	4,737	5,337

Other liabilities related party – long term	197	250
Total liabilities	4,934	5,587

Stockholders' equity	2,512	1,985

Total liabilities and stockholders' equity	$7,446	$7,572